SUBCONTRACT

1401 Rockville Pike
Suite 600
Rockville, Maryland
20852

tel (301) 424-0800
fax (301) 424-5771
www.hjf.org

Supporting our Armed Forces

Improving Health Worldwide

PART I – THE SCHEDULE

Section A – Solicitation/Subcontract Form

FOUNDATION DATA

Foundation Account:	[redacted] *
Foundation Grants/Contracting Specialist:	[redacted] *
Subcontract Number:	[redacted] *
Subcontract Type and Amount:	Cost Reimbursement; Not to Exceed $417,000
Principal Investigator:	[redacted] * The Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc. 1401 Rockville Pike, Suite 600 Rockville, MD 20852 [redacted] *
Project Manager:	[redacted] * The Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc. Air Force Research Laboratory, AFRL/RHPB 2729 R Street Wright-Patterson AFB OH 45433-5707 [redacted] *
Period of Performance:	September 27, 2007 – May 31, 2008
Effective Date:	September 27, 2007
Terms and Conditions:	Pages 2 - 10

SUBCONTRACTOR DATA

Name of Subcontractor:	SENZ-IT, Incorporated
Federal ID/SSN	20-2785255
Mailing Address: (all mail will be sent to this address only)	4340 Von Karman Avenue, Suite 200 Newport Beach, CA 92660

Type of Entity:

( ) Proprietorship ( ) Partnership (X) Corporation ( ) Individual ( ) Other

The Henry M. Jackson Foundation
for the Advancement of Military Medicine, Inc.

Sudha Srinagesh
Senior Grant Manager/Foundation Awarding Officer

Date: 11/01/07

SENZ-IT, Incorporated

Signature
Typed Name: FRED T. ROGERS
Title: PRESIDENT

Date: 10/31/07

Approved by Legal DHC

* Information removed pursuant to Confidentiality Request and filed separately with the Commission

Section B - Supplies or Services and Prices/Costs

B.1. This Cost Reimbursement Subcontract (hereinafter the "Subcontract") is entered into by and between The Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc. (hereinafter the "Foundation") and SENZ-IT, Incorporated (hereinafter the "Subcontractor") as an independent subcontractor, subject to the terms and conditions contained herein. This Contract is a subcontract under the Foundation's "Provide Biosciences Technology Support to Evaluate Protein Imprinted Xerogel-Based Biosensor Array for a Multiplexed Agent Identification System" (the "Prime Award Agreement") funded under Prime Award Number FA8650-05-2-6518 from the U.S. Air Force, Air Force Material Command (USAF/AFMC).

This Subcontract is subject to applicable United States Federal laws, regulations, and the clauses contained in Attachment A (The Henry M. Jackson Foundation for the Advancement of Military Medicine Standard Terms and Conditions for Subcontracts Issued Under Prime Award Number FA8650-05-2-6518 from the U.S. Air Force, Air Force Material Command), which are incorporated as if set forth full herein. The Subcontractor hereby agrees to furnish and perform the services set forth in this Subcontract.

B.2. CONSIDERATION AND FUNDING

a. The Subcontractor shall provide all the necessary facilities, assets, materials, labor and travel services to accomplish the tasks detailed in Section C – Statement of Work.

b. There are no other fees associated with this Subcontract.

c. The total value of the Subcontract is Four Hundred Seventeen Thousand Dollars ($417,000) as incorporated in Attachment B. The Subcontractor is advised not to exceed current funding limits as specified.

Section C – Statement of Work

The Subcontractor shall demonstrate the performance of its licensed protein Imprinted Xerogel-Based Biosensor Array for a Multiplexed Biological Agent Identification System as referenced in the paper - ***Templated Xerogels as Platforms for Biomolecule-less Biomolecule Sensors*** by Tao, Tehan, Bukowski, et al, solely as relates to the detection and measurement of ovalbumin in one or more specified real-world environments.

The Subcontractor shall develop test arrays, test equipment, methods and performance criteria to demonstrate performance of its licensed technology in a series of project phases. The Subcontractor shall ensure expert technical support is available following delivery and acceptance of test equipment for 180 days. This phone/email support will be billed on a per-use needed and is the Customer's (Brooks') responsibility.

The Subcontractor shall not commence work on Phase 2 until the HJF Contract Representative has accepted, in writing deliverables (a) and (c) below.

* Information removed pursuant to Confidentiality Request and filed separately with the Commission

Deliverables

Phase One

a. Design of the experiment specification.
b. Prototype design using a functional decomposition of the agent identification system
c. Test plan and acceptance criteria.

Due within 60 days of Subcontract Effective Date

Phase Two

d. Create Pinprinted array.
e. Design and validate software required for data capture and data display.
f. CAD drawings for design and construction of test bed.
g. Monthly progress reports.

Due within 120 days of Subcontract Effective Date

Phase Three

h. Calibration curves for ovalbumin.
i. Capture and catalog image files needed for validation, traceability associated with deliverable (a) and (c).
j. Conduct, document and report results of selectivity measurements specified in deliverables (a) and (c).
k. Licensed copies of quantification software needed for test stations.
l. Monthly progress report.

Due within 180 days of Subcontract Effective Date

Phase Four

m. Produce four (4) test equipment sets compliant with a. and c.

n. Earliest delivery of three (3) test equipment sets to Brooks Air Force Base. One(1) set shall be retained by the Subcontractor for up to 180 days before delivery to Brooks Air Force Base unless otherwise agreed in writing.

Due within 240 days of Subcontract Effective Date

Section D – Packaging and Marking

All deliverables shall be packaged and marked as is appropriate for the specific materials being delivered.

* Information removed pursuant to Confidentiality Request and filed separately with the Commission

Section E – Inspection and Acceptance

The Foundation's Principal Investigator identified in Section G.2 will be responsible for receiving, inspecting and coordinating the approval of all deliverables required under this Subcontract.

Section F- Deliverables or Performance

F.1. PERIOD OF PERFORMANCE

The period of performance of this Subcontract shall commence on September 27, 2007 through May 31, 2008.

F.2 DELIVERABLES

Deliverables may take the form of narrative, tables, graphs and figures depending on the task assigned and as outlined in Section C – Statement of Work.

Section G – Subcontract Administration

G.1. INVOICES AND PAYMENT

1. Invoice and Payments

The Subcontractor shall submit monthly invoices for a total amount not to exceed $417,000 for the life of the Subcontract unless otherwise approved and modified in writing by Foundation's Awarding Officer identified in Section G.2. Invoices shall be submitted by the fifteenth (15th) day of the month following the month covered by the invoice and must include the following information (as applicable):

a) Invoice number and date.
b) The Subcontractor name, Subcontract Number and Subcontractor's Taxpayer I.D. number.
c) Description of work and extended total.
d) Materials and supplies are to be listed and described separately with their unit and total costs.
e) Current invoice total and cumulative totals.
f) Name and address to which payment is to be sent. This must be the same as stated in the Subcontract or on proper notice of assignment.
g) Name, title, phone number, and mailing address of the person to be notified in the event of a defective invoice.
h) Name, title and signature of person certifying the veracity of the invoice.
i) Detailed report describing the services performed for the dates covered by the invoice.
j) Any other information or documentation required by other provisions of this Subcontract.

2. The Subcontractor shall submit signed invoices to the attention of the Foundation Administrative Representative. Original invoices shall be prepared and submitted to the following address:

The Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc.
1401 Rockville Pike, Suite 600
Rockville, MD 20852
[redacted]*

* Information removed pursuant to Confidentiality Request and filed separately with the Commission

[redacted]*

The final invoice shall be clearly marked "FINAL" and shall be submitted within sixty (60) days of termination or expiration of this Subcontract.

3. Payments will be made within thirty (30) days after receipt of an *undisputed* invoice.

4. A sample invoice is herein incorporated as Attachment C.

G.2. SUBCONTRACTING OFFICER'S AUTHORITY

All changes to the Subcontract require the written consent of both parties. The Foundation Awarding Officer is the only person on behalf of the Foundation authorized to approve changes to any of the requirements under this Subcontract, and notwithstanding any provision contained elsewhere in the Subcontract said authority remains solely with the Foundation Awarding Officer. In the event the Subcontractor effects any changes to the terms or conditions of the Subcontract at the direction of any person other than the Foundation Awarding Officer, the change will be considered to have been made without authority, and no adjustment(s) will be made in the Subcontract price to cover any increase in charges incurred as a result thereof.

The Foundation's Representatives are:

Title	Name	Phone
Foundation Principal Investigator:	[redacted]*	
Foundation Project Manager:		
Foundation Administrative Representative:		
Foundation Awarding Officer:		

H.1. DISPUTE RESOLUTION

In the event any controversy, claim, dispute, difference, or misunderstanding (a "Dispute") arises out of or relates to this Subcontract, the Subcontractor and the Foundation will attempt in good faith to amicably resolve such Dispute. If the parties are unable to resolve the Dispute, each party will prepare a written position statement summarizing the unresolved issues and such party's proposed resolution. These position statements will be delivered to the designated senior officers of each party, who then will meet to attempt to resolve the Dispute. If after thirty (30) days the parties continue to be unable to resolve the Dispute, either party may initiate arbitration, except that in the case of Disputes affecting ownership of intellectual property, involving proprietary information, or by which either party seeks to obtain from the other monetary damages in excess of One Million United States Dollars (US $1,000,000.00), which are excluded from arbitration, either party, in lieu of proceeding with arbitration, may commence an action in a court of competent jurisdiction in accordance with paragraph (b) below.

(b) Disputes shall be decided in accordance with the law of the State of Maryland without regard to the law of any other State or Commonwealth, but giving due regard to federal law and regulations governing the interpretation of federal contracts. The Subcontractor agrees that the Maryland courts sitting in Montgomery County, Maryland and the appropriate appellate courts therefrom shall have jurisdiction to resolve Disputes excluded from arbitration.

(c) The Subcontractor shall proceed diligently with the performance of this Subcontract, and shall comply with any decision of the Foundation Awarding Officer, pending final resolution of any and all Disputes.

* Information removed pursuant to Confidentiality Request and filed separately with the Commission

H.2. ARBITRATION

Unless excluded under the DISPUTE RESOLUTION provision above, the parties agree to submit to binding arbitration all Disputes between them arising out of or related to this Subcontract. Within thirty (30) days after either party has notified the other in writing that it is submitting a Dispute to arbitration, one arbitrator shall be selected under the then current rules of the American Arbitration Association ("AAA") pertaining to arbitration of commercial disputes. The arbitration shall be held in the immediate vicinity of Rockville, Maryland. The arbitration shall be conducted in accordance with the Commercial Arbitration rules of the AAA, except that the AAA shall not have authority to make any award for damages excluded in the Subcontract. The arbitration award shall be by a written decision and shall be final and binding and enforceable by any court of competent jurisdiction.

H.3. LIMITATION OF FOUNDATION LIABILITY AND INDEMNIFICATION

The Subcontractor agrees to indemnify the Foundation (which, for purposes of this paragraph includes the Foundation's directors, officers, employees, agents, and permitted assigns) against, and hold the Foundation harmless from, any and all third party claims, actions, proceedings, expenses, damages and liabilities, including attorneys' fees arising from: the Subcontractor's negligence, reckless misconduct or willful misconduct; or failure to comply with applicable laws and regulations or other government requirements. The following shall operate, as conditions precedent to the Subcontractor's indemnification obligations set forth above:

a) The Foundation shall give the Subcontractor a written notice containing particulars sufficient to identify the time, place and circumstances of the occurrence, and the names and addresses of the injured, and any witnesses, if applicable, as soon as practicable.

b) If a claim is made or suit is brought, the Foundation shall, as promptly as possible, forward to the Subcontractor every demand, notice, summons or other process as received.

c) The Subcontractor (or its insurer) shall have the right to defend any suit against the Foundation to the extent that allegations made in pleadings filed therein appear to fall within the scope of the indemnification obligations, and the Subcontractor (or its insurer) shall have the right to assume authority over such defense to the extent, including appeal and settlement or compromise related thereto.

H.4. MUTUAL LIMITED LIABILITY

Each party's aggregate liability to the other, regardless of any theory of liability, for all claims, breach or default under this agreement, shall be limited to proven, direct damages incurred not to exceed the total amount paid to subcontractor under this subcontract, and in no event shall either party be liable for special, indirect, incidental, or consequential damages or for loss of profits or cost of procurement of substitute products or technology or other financial loss relating to any product or service provided hereunder or otherwise arising out of or relating to this agreement, regardless of whether a party has been advised of the possibility of such damages.

H.5. ENTIRE AGREEMENT and MODIFICATIONS

This Subcontract represents the entire agreement of the parties with respect to the subject matter hereof, and supersedes any prior written or oral agreements concerning such subject matter. This Subcontract

may be modified only by a written agreement signed by both parties. Such written agreement may be executed in counterparts. No other communications, whether oral or in writing, are valid.

H.6. NO WAIVER

Except as otherwise expressly provided in this Subcontract, no failure or delay of either the Foundation or the Subcontractor in exercising any power, right, or remedy under this Subcontract will operate as a waiver thereof, nor will any single or partial exercise of any such power, right, or remedy preclude any other or further exercise thereof or the exercise of any other power, right, or remedy.

H.7. INDEPENDENT SUBCONTRACTOR

The parties intend that an independent subcontractor relationship will be created by this Subcontract. The Subcontractor shall at all times act as an independent subcontractor and not as an agent or employee of the Foundation. The Subcontractor shall at all times be responsible for its employee's actions, shall be responsible for any applicable taxes or insurance, and shall comply with all applicable laws or regulations.

H.8. SEVERABILITY

Whenever possible, each provision of this Subcontract will be interpreted in such a manner as to be legal, valid, and enforceable under applicable law, but if any provision of this Subcontract shall be held by a court having jurisdiction to be illegal, invalid, or unenforceable in any jurisdiction, the remaining provisions of this Subcontract will remain in full force and effect as if it had never contained such illegal, invalid, or unenforceable provision. If necessary to effect the intent of the parties hereto, the parties will negotiate in good faith to amend this Subcontract to replace the illegal, invalid, or unenforceable language with legal, valid, and enforceable language that as closely as possible reflects such intent. To the extent that any provision of this Subcontract shall be held by a court having jurisdiction to be illegal, invalid, or unenforceable in any one or more jurisdictions, such provision shall not be affected with respect to any other jurisdiction.

H.9. INSURANCE

The Subcontractor shall secure and maintain in full force and effect during the term of this Subcontract (and following termination to cover any claims arising from this Subcontract) insurance coverage issued by a responsible insurance carrier for:

a) general liability for an amount not less than One Million Dollars ($1,000,000.00) for any occurrence involving bodily injury or property damage; and

b) worker's compensation, in amounts required by federal and state laws and appropriate to the conduct of the Subcontractor's business activities and the services contemplated by this Subcontract.

H.10. SITE VISITS

The USAMRAA, through its authorized representatives, has the right at all reasonable times, to make site visits to review project accomplishments and to provide technical assistance as may be required. If any site visit is made by the USAMRAA the Subcontractor shall provide reasonable facilities and assistance for the safety and convenience of the USAMRAA representatives in the performance of their duties. All

* Information removed pursuant to Confidentiality Request and filed separately with the Commission

site visits and evaluations shall be performed in such a manner as will not unduly interfere or delay the work.

H.11. AUDIT RIGHTS

Subcontractor shall retain original financial records pertaining to this Subcontract for a period of three years after expiration of Subcontract. If any litigation, claim, or audit is started before the expiration of the three-year period, the original records shall be retained until all litigation, claims or audit findings involving the records are resolved.

Original records of non-expendable personal property acquired with Subcontract funds shall be retained for 3 years after final disposition of the property.

The Foundation, Comptroller General of the United States, or any of their duly authorized representatives, shall have access to any pertinent books, documents, papers, and records of Subcontractor's organization to make audits, examinations, excerpts or transcripts.

H.12. FORCE MAJEURE

Neither the Foundation nor the Subcontractor shall be liable to the other for any failure to perform the obligations hereunder if such failure is due to fires, floods, war, riots, insurrection, governmental actions, acts of God or any other such cause that is beyond the control of the party failing to perform.

H.13. CONFLICT OF INTEREST

The Subcontractor represents that it is free to enter into this Subcontract and that this engagement shall not conflict with any obligations the Subcontractor owes to any third party nor does it violate the terms of any agreement between the Subcontractor and any third party.

H.14. TERMINATION AND SUBORDINATION

The Foundation reserves the right to terminate or suspend this Subcontract, in whole or in part, at any time before the date of completion, if, within thirty (30) days following written notice of non-compliance from the Foundation, the Subcontractor has failed to comply with any material provisions of this Subcontract , if the Subcontractor materially changes the objective of the Subcontract, or if appropriated funds are not available to support the work to be performed under the Subcontract. The Foundation Awarding Officer may immediately suspend or terminate the Subcontract without prior notice when such action is necessary to protect the interests of the U.S. Government. The Foundation shall promptly notify the Subcontractor in writing of the determination and the reasons for termination or suspension, together with the effective date.

No costs incurred after the effective date of termination or during the period of suspension will be allowable, except those costs that, in the opinion of the Foundation Awarding Officer, the Subcontractor could not reasonably avoid or eliminate, or which were otherwise authorized by the suspension or termination notice, provided such costs would otherwise be allowable under the terms of this Subcontract. All reasonable, allowable, and allocable costs incurred prior to the date of suspension or termination shall be reimbursed in accordance with the terms hereof.

[redacted]*

H.15. CONFIDENTIALITY

For purposes of this Contract, "Confidential Information" shall mean information or material proprietary to the disclosing party ("Discloser") that is marked by a proprietary or confidential legend or otherwise appropriately designated in writing as Confidential Information by the Discloser. Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing): discoveries, ideas, concepts, software in various states of development, designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development processes, procedures, "know-how", marketing techniques and materials, marketing and development plans, customer names and other information related to customers, price lists, pricing policies, trade secrets, and financial information. Confidential Information also includes any information described above that the Discloser obtains from another party and which Discloser treats as proprietary and marks with a proprietary legend or otherwise appropriately designates in writing as Confidential Information, whether or not owned or developed by Discloser. Confidential Information shall not include information that recipient ("Recipient") can establish by written documentation: (a) was rightfully known to Recipient without any obligation to maintain its confidentiality prior to receipt from Discloser; (b) is subsequently disclosed to Recipient without restriction by a third party having the lawful right to disclose that Confidential Information; or (c) was in the public domain at the time Recipient received that Confidential Information or subsequently entered the public domain without a breach of this Agreement.

NON-DISCLOSURE: Recipient hereby agrees that during the term of this Contract and at all times thereafter, and except as specifically permitted herein or in a separate writing signed by an authorized official of the Discloser, the Recipient shall not use, commercialize, or disclose any Confidential Information to any person or entity. Except as otherwise required by applicable law, each party further agrees not to disclose the terms of this Contract or the results of the work performed without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the parties understand and agree that HJF may disclose Confidential Information (including without limitation the terms of this Contract) to U.S. Government representatives administering or collaborating on the Prime Award Agreement. Upon termination or at any time upon the request of the Discloser, the Recipient shall return to Discloser all Confidential Information of Discloser in Recipient's control or possession, including all notes, data, reference materials, sketches, drawings, memoranda, documents, and records that in any way incorporate Confidential Information.

H.16. PROPRIETARY INFORMATION

With respect to any information, knowledge, or data disclosed to HJF by the Subcontractor, the Subcontractor represents that it has the full and unrestricted right to disclose the same without incurring legal liability to others, and that HJF shall have the full and unrestricted right to disclose the same to representatives of the U.S. Government agency that awarded HJF the Prime Award Agreement.

H.17. PATENTS

Subcontractor, at its sole expense, shall indemnify, hold harmless, and defend HJF, its officers, agents, employees, successors, and customers (mediate and immediate) from and against any suit or proceeding brought against HJF based on a claim, actual or alleged, that the use of any goods or services or any part thereof supplied under the Contract, constitutes infringement of any patent, copyright, trademark, or proprietary information right of others, and Subcontractor shall pay all loss, expense, liability, damages, and costs awarded therein against HJF at law or in equity. Subcontractor shall be promptly notified, in

* Information removed pursuant to Confidentiality Request and filed separately with the Commission

writing, of the suit or proceeding and shall be given adequate authority, information, and assistance, at Subcontractor's expense, for the defense of same, subject to the right of HJF to participate at its expense and to be fully advised by Subcontractor in advance of all actions taken. In case said goods or any part thereof are, in such suit, held to constitute infringement or the sale or use of said goods or parts thereof are enjoined, regardless of whether such determination constitutes a final judgment, Subcontractor shall, at its expense, have the right and option to procure the right to use said goods or part thereof or replace the same with substantially equal but non-infringing goods. Subcontractor will have no liability or obligation to indemnify for any claim arising from (i) the modification of any Deliverable; (ii) a combination of any Deliverable with other products or services if such infringement would have been avoided in the absence of such combination; or (iii) any unauthorized use of any Deliverable licensed hereunder.

H.18. OWNERSHIP OF INVENTIONS AND OTHER INTELLECTUAL PROPERTY

The Foundation understands and agrees that the work to be performed under this Subcontract relates solely to a published ovalbumin-specific application of technology and know-how owned by or licensed to Subcontractor ("Platform Technology") and that, except as expressly provided under Section H.20 herein ("Grant of Rights"), no rights in or to the Platform Technology as it now exists or may hereafter exist or any components of any Deliverables embodying or constituting any portion of the Platform Technology shall be transferred hereunder. The Foundation further understands and agrees that all copyrights, patent rights, trade secret rights and other proprietary rights in and to all data, designs, software, results, conclusions, discoveries, inventions, improvements, know-how and the like conceived, made, or first reduced to practice by the Subcontractor during the term of this Subcontract (whether made solely by the Subcontractor or jointly with others) that result from or are suggested by any work the Subcontractor may do pursuant to this Subcontract are and shall remain the sole property of Subcontractor, subject to the rights granted and authorized to be granted under Section H.20. Subcontractor agrees to report all inventions and technology developed hereunder within 30 days after expiration or termination of this Subcontract using DD Form 882.

H.19. ASSIGNMENT

The Foundation and the Subcontractor agree that neither party hereto may assign this Subcontract without the consent of the other party, except that the Foundation may assign this Subcontract and all of its rights and obligations hereunder to any corporate subsidiary or affiliate of the Foundation.

H.20 GRANT OF RIGHTS

Subject to all terms and conditions herein, Subcontractor grants HJF:

(i) the right to grant the U.S. Government or an agency thereof a perpetual, non-exclusive, nontransferable, irrevocable paid-up license, without right of sublicense, to (a) use the Platform Technology software ("Software") delivered hereunder only as integral component of and solely for use with the test beds delivered hereunder, (b) use any other devices, designs, materials, know-how or other information delivered hereunder embodying or constituting any Platform Technology ("Other Platform Technology Materials ") only to the extent necessary to confirm HJF's performance of its obligations under the Prime Award Agreement as relates to the test beds delivered hereunder, (c) to reproduce, publish and otherwise use, and authorize others to reproduce, publish and otherwise use, for the benefit of the U.S. Government only, any data, software or other copyrightable work developed under this Subcontract and (d) to practice, and authorize others to practice, for the benefit of the U.S. Government only, any inventions or patentable technology developed under this Subcontract (provided, however, that

* Information removed pursuant to Confidentiality Request and filed separately with the Commission

the foregoing grant of rights under this subpart (d) does not include an express or implied license to practice Platform Technology or any other technology even if such license to Platform Technology or other technology is deemed necessary to enjoy the benefits of the license to any patentable technology granted hereunder); and

(ii) a non-exclusive, non-transferable, irrevocable paid-up license, without right of sublicense, to (a) use the Platform Technology Software delivered hereunder only as integral component of and solely for use with three test beds delivered hereunder and only for a period of time which shall be the lesser of 180 days or the number of days HJF retains possession of such test bed prior to delivery to the Prime Award Agreement customer ("Customer") and only to the extent necessary to confirm Subcontractor's performance of its obligations hereunder, (b) use any Other Platform Technology Materials for a period of time which shall be the lesser of 180 days or the number of days HJF retains possession of such test bed prior to delivery to the Customer and only to the extent necessary to confirm Subcontractor's performance of its obligations hereunder, and (c) to reproduce and otherwise use any data, software or other copyrightable work developed under this Subcontract only to the extent necessary to confirm Subcontractor's performance of its obligations hereunder.

To the maximum extent permitted by applicable law, HJF agrees not to (i) disassemble, decompile or otherwise attempt to reverse engineer any portion or component of the Platform Technology Software or Other Platform Technology Materials (collectively, the "Platform Technology Materials") (ii) not to copy, modify or create derivative works of any portion or component of the Platform Technology Materials or (iii) allow, assist or permit others to do any of the foregoing. HJF understand and agrees to include, without alteration, on all materials delivered to the Customer any restrictive legend that Subcontractor includes on materials provided to HJF hereunder.

H.21. WARRANTY DISCLAIMER

Except as expressly provided herein, the subcontractor makes no warranties with respect to any services or deliverables provided hereunder. All implied warranties, including without limitation warranties of noninfringement, merchantability and fitness for intended use and all implied warranties arising out of course of performance, course of dealing, usage or trade are hereby disclaimed. The software delivered hereunder may not be error-free. No representation or other affirmation of fact, including without limitation statements regarding the suitability for use, or performance, whether made by the Subcontractor or otherwise, shall be deemed to be a warranty for any purpose or give rise to any liability of Subcontractor.

Part II – SUBCONTRACT CLAUSES, TERMS AND CONDITIONS

The Foundation is required to flow down certain clauses from its Prime Award Agreement from the Government; they are contained in Attachment A. Subcontractor's Proposal is contained in Attachment B. DoD Grant and Agreement Regulations, DoD 3210.6 R# is incorporated as Attachment D. Where a conflict may arise between clauses, terms and conditions, the following order of precedence shall prevail:

1. The Subcontract
2. Attachment A, and
3. Attachment B and any other documents incorporated by reference (if any).

By signing this Subcontract, the parties agree to the terms and conditions of this Subcontract and agree to perform in accordance with those terms and conditions.

* Information removed pursuant to Confidentiality Request and filed separately with the Commission

[redacted]*

ATTACHMENT A

Henry M. Jackson Foundation for the Advancement of Military Medicine Standard Terms and Conditions for Contracts Issued Under Agreement Number FA8650-05-2-6518 from the U.S. Air Force, Air Force Material Command

1. ADMINISTRATION AND COST PRINCIPLES

This Subcontract shall be administered in accordance with, and Subcontractor shall comply with, the following requirements, as applicable, which are incorporated herein by reference.

a. Federal Acquisition Regulation, Part 31.2 for Commercial Organizations.

b. Department of Defense Grant and Agreement Regulations (DoDGAR) 3210.6-R, Parts 32, 33 and 34.

2. OTHER CLAUSES INCORPORATED BY REFERENCE

For all Federal Acquisition Regulation (FAR) clauses set forth below, unless the context of the clause requires otherwise, the term "Schedule" shall mean this Subcontract, and the terms "Government," "Awarding Officer," and equivalent terms shall mean HJF (except when a right can only be granted or obligation performed by the Government's duly authorized representative.) It is intended that the referenced clauses shall apply to Subcontractor in such manner as is necessary to reflect the position of Subcontractor as subcontractor to HJF, to insure Subcontractor's obligations to HJF and to the United States Government, and to enable HJF to meet its obligations under its Cooperative Agreement with USAMRAA.

FAR 52.222-26 EQUAL OPPORTUNITY (APR 2002)
FAR 52.203-7 ANTI-KICKBACK PROCEDURES (JUL 1995)
FAR 52.222-6 DAVIS-BACON ACT (FEB 1995)

SUBCONTRACT WORK HOURS AND SAFETY STANDARDS ACT (40 U.S.C. §§ 327-333)
Contractors performing construction contracts in excess of $2,000 or other contracts involving the employment of mechanics or laborers in excess of $2,500 shall comply with Sections 102 and 107 of the Subcontract Work Hours and Safety Standards Act, as supplemented by Department of Labor regulations (29 C.F.R. Part 5.)

CLEAN AIR ACT (42 U.S.C. §7401 et. seq.) and FEDERAL WATER POLLUTION CONTROL ACT (33 U.S.C. § 1251 et. seq.), as amended.
For contracts in excess of $100,000, Subcontractor agrees to comply with all applicable standards, orders or regulations issued pursuant to the Clean Air Act and the Water Pollution Control Act, as amended. Violations must be reported to the HJF Awarding Officer and the Regional Office of the Environmental Protection Agency.

3 CERTIFICATIONS

Certification Regarding Debarment, Suspension and Other Responsibility Matters:

The Subcontractor certifies to the best of its knowledge and belief, that it and its principals:

a. Are not presently debarred, suspended, proposed for debarment, declare ineligible, or voluntarily excluded from covered transactions by any Federal department or agency;

* Information removed pursuant to Confidentiality Request and filed separately with the Commission

b. Have not within a three- year period preceding this proposal been convicted of or had a civil judgment rendered against them for commission of fraud or a criminal offense in connection with obtaining, attempting to obtain, or performing a public (Federal, State, or local) transaction or subcontract under a public transaction; violation of Federal or State antitrust statutes or commission of embezzlement, theft, forgery bribery, falsification or destruction of records, making false statements, or receiving stolen property;

c. Are not presently indicted for or otherwise criminally or civilly charged by a governmental entity (Federal, State, or local) with commission of any of the offenses enumerated in paragraph 1b of this certification; and

d. Have not within a three- year period preceding this application/proposal had one or more public transaction (Federal, State, or local) terminated for cause or default.
Any change in the debarred or suspended status of the Subcontractor during the life of this Agreement must be reported immediately to the Foundation. The Subcontractor agrees to incorporate the Debarment and Suspension certification required by 32 CFR Part 25 into any subagreement that they may enter into as a part of this Agreement.

Certification Regarding Lobbying Activities

The Subcontractor certifies that to the best of his or her knowledge and belief that no federal appropriated funds have been or will be paid by or paid on behalf of the Subcontractor to any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with the awarding of any Federal subcontract, the making of any Federal grant, the making of any Federal loan, the entering into of any cooperative agreement, and the extension, continuation, renewal, amendment, or modification of any Federal subcontract, grant, loan, or cooperative agreement.

If any funds other than Federal appropriated funds have been paid or will be paid to any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with this Federal subcontract, grant, loan, or cooperative agreement, the Subcontractor shall complete and submit to the Foundation Awarding Officer Standard Form LLL, "Disclosure Form to Report Lobbying," in accordance with its instructions.

The Subcontractor shall require that the language of this certification be included in the award documents for all contracts at all tiers (including subcontracts, subgrants, and contracts under grants, loans, and cooperative agreements) and that all subrecipients shall certify and disclose accordingly.

The certification is a material representation of fact upon which reliance was placed when this transaction was made or entered into. Submission of this certification is a prerequisite for making for entering into this transaction imposed by section 1352, Title 31, U.S. Code. Any person who fails to file the required certification shall be subject to a civil penalty of not less than $10,000 and not more than $100,000 for each such failure.

Certification Regarding Drug Free Workplace Requirements

A. The Subcontractor certifies that it will or will continue to provide a drug-free workplace by:

1. Publishing a statement notifying employees that the unlawful manufacture, distribution, dispensing, possession, or use of a controlled substance is prohibited in the Subcontractor's workplace and specifying the actions that will be taken against employees for violation of such prohibition;

2. Establishing an ongoing drug-free awareness program to inform employees about:
   a. The dangers of drug abuse in the workplace;
   b. The Subcontractor's policy of maintaining a drug-free workplace;
   c. Any available drug counseling, rehabilitation, and employee assistance programs; and
   d. The penalties that may be imposed upon employees for drug abuse violations occurring in the workplace.

3. Making it a requirement that each employee to be engaged in the performance of the Subcontract be given a copy of the statement required by paragraph 1.

4. Notifying the employee in the statement required by paragraph 1 that, as a condition of employment under the Subcontract, the employee will:
   a. Abide by the terms of the statement; and
   b. Notify the employer in writing of his or her conviction for a violation of a criminal drug statute occurring in the workplace no later than five calendar days after such conviction.

5. Notifying the agency in writing, within ten calendar days after notice under subparagraph 4b from an employee or otherwise receiving actual notice of such conviction. Employers of convicted employees must provide notice, including position title, to every Awarding Officer or other designee on whose subcontract activity the convicted employee was working, unless the Federal agency has designated a central point for receipt of such notices. Notice shall include the identification number(s) of each affected Subcontract.

6. Taking one of the following actions, within 30 calendar days of receiving notice under subparagraph 4b, with respect to any employee who is so convicted:

   a. Taking appropriate personnel action against such an employee, up to and including termination, consistent with the requirements of the Rehabilitation Act of 1973, as amended; or

   b. Requiring such employee to participate satisfactorily in a drug abuse assistance or rehabilitation program approved for such purposes by a Federal, State, or local health, law enforcement, or other appropriate agency.

7. Making a good faith effort to continue to maintain a drug-free workplace through implementation of paragraph 1, 2, 3, 4, 5, and 6.

4. **SUSPENSION AND TERMINATION**

A. The Foundation Awarding Officer may terminate or suspend in whole or in part, this agreement by written notice to the Subcontractor upon a finding that the recipient has failed to comply with the material provisions of this agreement, if the Subcontractor materially changes the objective of the agreement, or if appropriated funds are not available to support the program. In addition, the Foundation Awarding Officer may immediately suspend or terminate the award without prior notice when such action is necessary to protect the interests of the Government.

B. No costs incurred during a suspension period or after the effective date of a termination will be allowable, except those costs which, in the opinion of the Foundation Awarding Officer, the recipient could not reasonably avoid or eliminate, or which were otherwise authorized by the suspension or termination notice, provided such costs would otherwise be allowable under the terms of the award and the applicable Federal cost principles. In no event will the total of payments under a terminated award exceed the amount obligated in this award.

5. **CONTRACT CLOSE OUT**

The following documents shall be submitted within 30 calendar days following the research ending date:

(1) Final Scientific Report.

(2) Patent Report (DD Form 882, Report of Inventions and Subcontracts) submit if specified in Subcontract. (Forms are available at web site www.usamraa.army.mil.)

* Information removed pursuant to Confidentiality Request and filed separately with the Commission

(3) Cumulative listing of only the nonexpendable personal property acquired with Contract funds. (This may be submitted on your institution's letterhead.)

(4) Volunteer Registry Data Sheet, USAMRDC Form 60-R (forms are available at web site www.usamraa.army.mil). The Principal Investigator shall be directed to complete a form for each subject enrolled in this study and forwarded in accordance with the clause entitled "Use of Human Subjects."

(5) If this Contract has elements that are not firm-fixed-price and a final audit has not been performed prior to the closeout of the Contract, the Foundation Awarding Officer will retain the right to recover an appropriate amount after fully considering the recommendations on disallowed costs resulting from the final audit.

* Information removed pursuant to Confidentiality Request and filed separately with the Commission

[redacted] *

ATTACHMENT B

Proposal Budget - Senz-It Funding Only

[redacted] *

* Information removed pursuant to Confidentiality Request and filed separately with the Commission

ATTACHMENT C

SAMPLE INVOICE

Company Name
Company Address
City, State ZIP

Invoice No: ___________
Invoice Date: _________

TO: Henry M. Jackson Foundation
1401 Rockville Pike, Suite 600
Rockville, MD 20852

Attn: ____________________

Subcontract No.: ______________
HJF Project No: ______________

Contract Assignment Title:

Billing Period: **From xx/xx/xx to xx/xx/xx.**

Services Performed	**Current Period**	**Cumulative Totals**
Phase 1:		**$62,028.33**
a. Design specification...		
b. Prototype design...		
c. Test and acceptance....		
Phase 2	**$203,054.17**	
d. Create array....		
e. Design and validate software....		
f. CAD drawings....		
g. Monthly progress reports.		
TOTAL DUE THIS INVOICE:	$203,054.17	

Payment Terms: Net 30 days after receipt of an *undisputed* invoice

Remit Payment to: Same as the Subcontractor's name and address above

Certification: *"I hereby certify that to the best of my knowledge and belief, all charges presented on this invoice are accurate and complete, that payment therefore has not been received, and that all amounts requested are for the purpose and in accordance with the Contract."*

Subcontractor's Signature: ______________________________
(Name, title and signature of person certifying the veracity of the invoice)

Receipt and acceptance of services:
These services have been received and all deliverables are acceptable.

______________________ ______________________
Program Manager/Principal Investigator Date

* Information removed pursuant to Confidentiality Request and filed separately with the Commission

ATTACHMENT D
DoD Grant and Agreement Regulations, DoD 3210.6-R#

PART 34-ADMINISTRATIVE REQUIREMENTS FOR GRANTS AND AGREEMENTS WITH FOR-PROFIT ORGANIZATIONS

SUBPART A-GENERAL

§34.1 Purpose.
(a) This part prescribes administrative requirements for awards to for-profit organizations.
(b) Applicability to prime awards and subawards is as follows:
(1) Prime awards. DoD Components shall apply the provisions of this part to awards to for-profit organizations.
DoD Components shall not impose requirements that are in addition to, or inconsistent with, the requirements provided in this part, except:
(i) In accordance with the deviation procedures or special award conditions in §34.3 or §34.4, respectively; or
(ii) As required by Federal statute, Executive order, or Federal regulation implementing a statute or Executive order.
(2) Subawards. (i) Any legal entity (including any State, local government, university or other nonprofit organization, as well as any for-profit entity) that receives an award from a DoD Component shall apply the provisions of this part to subawards with for-profit organizations. It should be noted that subawards (see definition in §34.2) are financial assistance for substantive programmatic performance and do not include recipients' procurement of goods and services.
(ii) For-profit organizations that receive prime awards covered by this part shall apply to each subaward the administrative requirements that are applicable to the particular type of subrecipient (e.g., 32 CFR part 33 specifies requirements for subrecipients that are States or local governments, and 32 CFR part 32 contains requirements for universities or other nonprofit organizations).
§34.2 Definitions. The following are definitions of terms as used in this part. Grants officers are cautioned that terms may be defined differently in this part than they are in other parts of the DoD Grant and Agreement Regulations (DoDGARs).

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Advance. A payment made by Treasury check or other appropriate payment mechanism to a recipient upon its request either before outlays are made by the recipient or through the use of predetermined payment schedules.

Award. A grant or a cooperative agreement other than a technology investment agreement (TIA). TIAs are covered by part 37 of the DoDGARs (32 CFR part 37). Portions of this part may apply to a TIA, but only to the extent that 32 CFR part 37 makes them apply.

Cash contributions. The recipient's cash outlay, including the outlay of money contributed to the recipient by third parties.

* Information removed pursuant to Confidentiality Request and filed separately with the Commission

Closeout. The process by which the grants officer administering an award made by a DoD Component determines that all applicable administrative actions and all required work of the award have been completed by the recipient and DoD Component.

Contract. Either:
(1) A procurement contract made by a recipient under a DoD Component's award or by a subrecipient under a subaward; or
(2) A procurement subcontract under a contract awarded by a recipient or subrecipient.

Cost sharing or matching. That portion of project or program costs not borne by the Federal Government.

Disallowed costs. Those charges to an award that the grants officer administering an award made by a DoD Component determines to be unallowable, in accordance with the applicable Federal cost principles or other terms and conditions contained in the award.

DoD Component. A Military Department, Defense Agency, DoD Field Activity, or organization within the Office of the Secretary of Defense that provides or administers an award to a recipient.

Equipment. Tangible nonexpendable personal property charged directly to the award having a useful life of more than one year and an acquisition cost of $5,000 or more per unit. That definition applies for the purposes of the Federal administrative requirements in this part. However, the recipient's policy may be to use a lower dollar value for defining "equipment," and nothing in this part should be construed as requiring the recipient to establish a higher limit for purposes other than the administrative requirements in this part.

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Excess property. Property under the control of any DoD Component that, as determined by the head thereof, is no longer required for its needs or the discharge of its responsibilities.

Expenditures. See the definition for outlays in this section. Federally owned property. Property in the possession of, or directly acquired by, the Government and subsequently made available to the recipient.

Funding period. The period of time when Federal funding is available for obligation by the recipient.

Intellectual property. Intangible personal property such as patents and patent applications, trademarks, copyrights, technical data, and software rights.

Obligations. The amounts of orders placed, contracts and grants awarded, services received and similar transactions during a given period that require payment by the recipient during the same or a future period.

Outlays or expenditures. Charges made to the project or program. They may be reported on a cash or accrual basis. For reports prepared on a cash basis, outlays are the sum of cash disbursements for direct charges for goods and services, the amount of indirect expense charged, the value of third party inkind contributions applied and the amount of cash advances and payments made to subrecipients. For reports prepared on an accrual basis, outlays are the sum of cash disbursements for direct charges for goods and services, the amount of indirect expense incurred, the value of in-kind contributions applied, and

* Information removed pursuant to Confidentiality Request and filed separately with the Commission

the net increase (or decrease) in the amounts owed by the recipient for goods and other property received, for services performed by employees, contractors, subrecipients and other payees and other amounts becoming owed under programs for which no current services or performance are required.

Personal property. Property of any kind except real property. It may be:
(1) Tangible, having physical existence (i.e., equipment and supplies); or
(2) Intangible, having no physical existence, such as patents, copyrights, data and software.

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Prior approval. Written or electronic approval by an authorized official evidencing prior consent.

Program income. Gross income earned by the recipient that is directly generated by a supported activity or earned as a result of the award. Program income includes, but is not limited to, income from fees for services performed, the use or rental of real or personal property acquired under federally-funded projects, the sale of commodities or items fabricated under an award, license fees and royalties on patents and copyrights, and interest on loans made with award funds. Interest earned on advances of Federal funds is not program income. Except as otherwise provided in program regulations or the terms and conditions of the award, program income does not include the receipt of principal on loans, rebates, credits, discounts, etc., or interest earned on any of them.

Project costs. All allowable costs, as set forth in the applicable Federal cost principles, incurred by a recipient and the value of the contributions made by third parties in accomplishing the objectives of the award during the project period.

Project period. The period established in the award document during which Federal sponsorship begins and ends.

Property. Real property and personal property (equipment, supplies, and intellectual property), unless stated otherwise.

Real property. Land, including land improvements, structures and appurtenances thereto, but excludes movable machinery and equipment.

Recipient. A for-profit organization receiving an award directly from a DoD Component to carry out a project or program.

Research. Basic, applied, and advanced research activities. "Basic research" is defined as efforts directed toward increasing knowledge or understanding in science and engineering. "Applied research" is defined as efforts that attempt to determine and exploit the potential of scientific discoveries or improvements in technology, such as new materials, devices, methods, and processes. "Advanced research," advanced technology development that creates new technology or demonstrates the viability of applying existing technology to new products and processes in a general way, is most closely analogous to precommercialization or precompetitive technology development in the commercial sector (it does not include development of military systems and hardware where specific requirements have been defined).

DoD Grant and Agreement Regulations, DoD 3210.6-R##Change 5, Effective 8/27/2007 **34 - 5**
Small award. An award not exceeding the simplified acquisition threshold fixed at 41 U.S.C. 403(11) (currently $100,000).

Small business concern. A concern, including its affiliates, that is independently owned and operated, not dominant in the field of operation in which it has applied for an award, and qualified as a small business under the criteria and size standards in 13 CFR part 121. For more details, grants officers should see 48 CFR part 19 in the "Federal Acquisition Regulation."

Subaward. Financial assistance in the form of money, or property in lieu of money, provided under an award by a recipient to an eligible subrecipient or by a subrecipient to a lower tier subrecipient. The term includes financial assistance when provided by any legal agreement, even if the agreement is called a contract, but the term includes neither procurement of goods and services nor any form of assistance which is excluded from the definition of "award" in this section.

Subrecipient. The legal entity to which a subaward is made and which is accountable to the recipient for the use of the funds provided.

Supplies. Tangible expendable personal property that is charged directly to the award and that has a useful life of less than one year or an acquisition cost of less than $5000 per unit.

Suspension. An action by a DoD Component that temporarily withdraws Federal sponsorship under an award, pending corrective action by the recipient or pending a decision to terminate the award by the DoD Component. Suspension of an award is a separate action from suspension of a participant under 2 CFR part 1125.

Termination. The cancellation of an award, in whole or in part, under an agreement at any time prior to either:

(1) The date on which all work under an award is completed;

or

(2) The date on which Federal sponsorship ends, as given on the award document or any supplement or amendment thereto.

Third party in-kind contributions. The value of non-cash contributions provided by non-Federal third parties. Third party in-kind contributions may be in the form of real property, equipment, supplies and other expendable property, and the value of goods and services directly benefiting and specifically identifiable to the project or program.

DoD Grant and Agreement Regulations, DoD 3210.6-R##Change 5, Effective 8/27/2007 34 - 6
Unobligated balance. The portion of the funds authorized by a DoD Component that has not been obligated by the recipient and is determined by deducting the cumulative obligations from the cumulative funds authorized.

§34.3 Deviations.

(a) Individual deviations. Individual deviations affecting only one award may be approved by DoD Components in accordance with procedures stated in 32 CFR 21.335(a) and 21.340.

(b) Small awards. DoD Components may apply less restrictive requirements than the provisions of this part when awarding small awards, except for those requirements which are statutory.

(c) Other class deviations. For classes of awards other than small awards, the Director, Defense Research and Engineering, or his or her designee, may grant exceptions from the requirements of this part when exceptions are not prohibited by statute. DoD Components shall request approval for such deviations in accordance with 32 CFR 21.335(b) and 21.340.

* Information removed pursuant to Confidentiality Request and filed separately with the Commission

§34.4 Special award conditions.
(a) Grants officers may impose additional requirements as needed, over and above those provided in this part, if an applicant or recipient:
(1) Has a history of poor performance;
(2) Is not financially stable;
(3) Has a management system that does not meet the standards prescribed in this part;
(4) Has not conformed to the terms and conditions of a previous award; or
(5) Is not otherwise responsible.
(b) Before imposing additional requirements, DoD Components shall notify the applicant or recipient in writing as to:
(1) The nature of the additional requirements;
(2) The reason why the additional requirements are being imposed;
(3) The nature of the corrective action needed;

(4) The time allowed for completing the corrective actions; and
(5) The method for requesting reconsideration of the additional requirements imposed.
(c) Any special conditions shall be promptly removed once the conditions that prompted them have been corrected.
(d) Grants officers:
(1) Should coordinate the imposition and removal of special award conditions with the cognizant grants administration office identified in 32 CFR 22.710.
(2) Shall include in the award file the written notification to the recipient, described in paragraph (b) of this section, and the documentation required by 32 CFR 22.410(b).

Subpart B-Post-award Requirements Financial and Program Management
§34.10 Purpose of financial and program management.
Sections 34.11 through 34.17 prescribe standards for financial management systems; methods for making payments; and rules for cost sharing and matching, program income, revisions to budgets and program plans, audits, allowable costs, and fee and profit.

§34.11 Standards for financial management systems.
(a) Recipients shall be allowed and encouraged to use existing financial management systems established for doing business in the commercial marketplace, to the extent that the systems comply with Generally Accepted Accounting Principles (GAAP) and the minimum standards in this section. As a minimum, a recipient's financial management system shall provide:
(1) Effective control of all funds. Control systems must be adequate to ensure that costs charged to Federal funds and those counted as the recipient's cost share or match are consistent with requirements for cost reasonableness, allowability, and allocability in the applicable cost principles (see §34.17) and in the terms and conditions of the award.
(2) Accurate, current and complete records that document for each project funded wholly or in part with Federal funds the source and application of the Federal funds and the recipient's required cost share or match. These records shall:
(i) Contain information about receipts, authorizations, assets, expenditures, program income, and interest.
(ii) Be adequate to make comparisons of outlays with budgeted amounts for each award (as required for

programmatic and financial reporting under §34.41. Where appropriate, financial information should be related to performance and unit cost data. Note that unit cost data are generally not appropriate for awards that support research.
(3) To the extent that advance payments are authorized under §34.12, procedures that minimize the time elapsing between the transfer of funds to the recipient from the Government and the recipient's disbursement of the funds for program purposes.

DoD Grant and Agreement Regulations, DoD 3210.6-R##Change 5, Effective 8/27/2007 **34 - 9**
(4) The recipient shall have a system to support charges to Federal awards for salaries and wages, whether treated as direct or indirect costs. Where employees work on multiple activities or cost objectives, a distribution of their salaries and wages will be supported by personnel activity reports which must:
(i) Reflect an after the fact distribution of the actual activity of each employee.
(ii) Account for the total activity for which each employee is compensated.
(iii) Be prepared at least monthly, and coincide with one or more pay periods.
(b) Where the Federal Government guarantees or insures the repayment of money borrowed by the recipient, the DoD Component, at its discretion, may require adequate bonding and insurance if the bonding and insurance requirements of the recipient are not deemed adequate to protect the interest of the Federal Government.
(c) The DoD Component may require adequate fidelity bond coverage where the recipient lacks sufficient coverage to protect the Federal Government's interest.
(d) Where bonds are required in the situations described above, the bonds shall be obtained from companies holding certificates of authority as acceptable sureties, as prescribed in 31 CFR part 223, "Surety Companies Doing Business with the United States."

§34.12 Payment.
(a) Methods available. Payment methods for awards with for-profit organizations are:
(1) Reimbursement. Under this method, the recipient requests reimbursement for costs incurred during a time period. In cases where the recipient submits each request for payment to the grants officer, the DoD payment office reimburses the recipient by electronic funds transfer or check after approval of the request by the grants officer designated to do so.
(2) Advance payments. Under this method, a DoD Component makes a payment to a recipient based upon projections of the recipient's cash needs. The payment generally is made upon the recipient's request, although predetermined payment schedules may be used when the timing of the recipient's needs to **DoD Grant and Agreement Regulations, DoD 3210.6-R**##Change 5, Effective 8/27/2007 **34 - 10**
disburse funds can be predicted in advance with sufficient accuracy to ensure compliance with paragraph (b)(2)(iii) of this section.
(b) Selecting a method. (1) The preferred payment method is the reimbursement method, as described in paragraph (a)(1) of this section
(2) Advance payments, as described in paragraph (a)(2) of this section, may be used in exceptional circumstances, subject to the following conditions:
(i) The grants officer, in consultation with the program official, must judge that advance payments are necessary or will materially contribute to the probability of success of the project contemplated under the award (e.g., as startup funds for a project performed by a newly formed company). The rationale for the judgment shall be documented in the award file.
(ii) Cash advances shall be limited to the minimum amounts needed to carry out the program.
(iii) Recipients and the DoD Component shall maintain procedures to ensure that the timing of cash advances is as close as is administratively feasible to the recipients' disbursements of the funds for program purposes, including direct program or project costs and the proportionate share of any

allowable indirect costs.

(iv) Recipients shall maintain advance payments of Federal funds in interest-bearing accounts, and remit annually the interest earned to the administrative grants officer responsible for post-award administration (the grants officer shall forward the payment to the responsible payment office, for return to the Department of Treasury's miscellaneous receipts account), unless one of the following applies:

(A) The recipient receives less than $120,000 in Federal awards per year.

(B) The best reasonably available interest bearing account would not be expected to earn interest in excess of $250 per year on Federal cash balances.

(C) The depository would require an average or minimum balance so high that it would not be feasible within the expected Federal and non-Federal cash resources.

DoD Grant and Agreement Regulations, DoD 3210.6-R##Change 5, Effective 8/27/2007 **34 - 11**

(c) Frequency of payments. For either reimbursements or advance payments, recipients shall be authorized to submit requests for payment at least monthly.

(d) Forms for requesting payment. DoD Components may authorize recipients to use the SF-270,1 "Request for Advance or Reimbursement;" the SF-271,2 "Outlay Report and Request for Reimbursement for Construction Programs;" or prescribe other forms or formats as necessary.

(e) Timeliness of payments. Payments normally will be made within 30 calendar days of the receipt of a recipient's request for reimbursement or advance by the office designated to receive the request (for further information about timeframes for payments, see 32 CFR 22.810(c)(3)(ii)).

(f) Precedence of other available funds. Recipients shall disburse funds available from program income, rebates, refunds, contract settlements, audit recoveries, and interest earned on such funds before requesting additional cash payments.

(g) Withholding of payments. Unless otherwise required by statute, grants officers shall not withhold payments for proper charges made by recipients during the project period for reasons other than the following:

(1) A recipient has failed to comply with project objectives, the terms and conditions of the award, or Federal reporting requirements, in which case the grants officer may suspend payments in accordance with §34.52.

(2) The recipient is delinquent on a debt to the United States (see definitions of "debt" and "delinquent debt" in 32 CFR 22.105). In that case, the grants officer may, upon reasonable notice, withhold payments for obligations incurred after a specified date, until the debt is resolved.

---

1 For copies of Standard Forms listed in this part, contact regional grants administration offices of the Office of Naval Research. Addresses for the offices are listed in the "DoD Directory of Contract Administration Services Components," DLAH 4105.4, which can be obtained from either: Defense Logistics Agency, Publications Distribution Division (DASC-WDM), 8725 John J. Kingman Rd., Suite 0119, Fort Belvoir, VA 22060-6220; or the Defense Contract Management Command home page at http://www.dcmc.dcrb.dla.mil.

2 See footnote 1 to this paragraph (d).

DoD Grant and Agreement Regulations, DoD 3210.6-R# #Change 5, Effective 8/27/2007 **34 - 12**
§34.13 Cost sharing or matching.
(a) Acceptable contributions. All contributions, including cash contributions and third party in-kind contributions, shall be accepted as part of the recipient's cost sharing or matching when such contributions meet all of the following criteria:
(1) They are verifiable from the recipient's records.
(2) They are not included as contributions for any other federally-assisted project or program.
(3) They are necessary and reasonable for proper and efficient accomplishment of project or program objectives.
(4) They are allowable under §34.17.
(5) They are not paid by the Federal Government under another award, except:
(i) Costs that are authorized by Federal statute to be used for cost sharing or matching; or
(ii) Independent research and development (IR&D) costs. In accordance with the for-profit cost principle in 48 CFR 31.205-18(c), use of IR&D as cost sharing is permitted, whether or not the Government decides at a later date to reimburse any of the IR&D as allowable indirect costs. In such cases, the IR&D must meet all of the criteria in paragraphs (a)(1) through (4) and (a)(6) through (8) of this section.
(6) They are provided for in the approved budget, when approval of the budget is required by the DoD Component.
(7) If they are real property or equipment, whether purchased with recipient's funds or donated by third parties, they must have the grants officer's prior approval if the contributions' value is to exceed depreciation or use charges during the project period (paragraphs (b)(1) and (b)(4)(ii) of this section discuss the limited circumstances under which a grants officer may approve higher values). If a DoD Component requires approval of a recipient's budget (see paragraph (a)(6) of this section), the grants officer's approval of the budget satisfies this prior approval requirement, for real property or equipment items listed in the budget.
(8) They conform to other provisions of this part, as applicable.

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(b) Valuing and documenting contributions - (1) Valuing recipient's property or services of recipient's employees. Values shall be established in accordance with the applicable cost principles in §34.17, which means that amounts chargeable to the project are determined on the basis of costs incurred. For real property or equipment used on the project, the cost principles authorize depreciation or use charges. The full value of the item may be applied when the item will be consumed in the performance of the award or fully depreciated by the end of the award. In cases where the full value of a donated capital asset is to be applied as cost sharing or matching, that full value shall be the lesser of the following:
(i) The certified value of the remaining life of the property recorded in the recipient's accounting records at the time of donation; or
(ii) The current fair market value. However, when there is sufficient justification, the grants officer may approve the use of the current fair market value of the donated property, even if it exceeds the certified value at the time of donation to the project. The grants officer may accept the use of any reasonable basis for determining the fair market value of the property.
(2) Valuing services of others' employees. When an employer other than the recipient furnishes the services of an employee, those services shall be valued at the employee's regular rate of pay plus an amount of fringe benefits and overhead (at an overhead rate appropriate for the location where the services are performed) provided these services are in the same skill for which the employee is normally paid.

(3) Valuing volunteer services. Volunteer services furnished by professional and technical personnel, consultants, and other skilled and unskilled labor may be counted as cost sharing or matching if the service is an integral and necessary part of an approved project or program. Rates for volunteer services shall be consistent with those paid for similar work in the recipient's organization. In those instances in which the required skills are not found in the recipient organization, rates shall be consistent with those paid for similar work in the labor market in which the recipient competes for the kind of services involved. In either case, paid fringe benefits that are reasonable, allowable, and allocable may be included in the valuation.
(4) Valuing property donated by third parties.
(i) Donated supplies may include such items as office supplies or laboratory supplies. Value assessed to donated supplies included **DoD Grant and Agreement Regulations, DoD 3210.6-R**##Change 5, Effective 8/27/2007 **34 – 14** in the cost sharing or matching share shall be reasonable and shall not exceed the fair market value of the property at the time of the donation.
(ii) Normally only depreciation or use charges for equipment and buildings may be applied. However, the fair rental charges for land and the full value of equipment or other capital assets may be allowed, when they will be consumed in the performance of the award or fully depreciated by the end of the award, provided that the grants officer has approved the charges. When use charges are applied, values shall be determined in accordance with the usual accounting policies of the recipient, with the following qualifications:
(A) The value of donated space shall not exceed the fair rental value of comparable space as established by an independent appraisal of comparable space and facilities in a privately-owned building in the same locality.
(B) The value of loaned equipment shall not exceed its fair rental value.
(5) Documentation. The following requirements pertain to the recipient's supporting records for in-kind contributions from third parties:
(i) Volunteer services shall be documented and, to the extent feasible, supported by the same methods used by the recipient for its own employees.
(ii) The basis for determining the valuation for personal services and property shall be documented.

§34.14 Program income.
(a) DoD Components shall apply the standards in this section to the disposition of program income from projects financed in whole or in part with Federal funds.
(b) Recipients shall have no obligation to the Government, unless the terms and conditions of the award provide otherwise, for program income earned:
(1) From license fees and royalties for copyrighted material, patents, patent applications, trademarks, and inventions produced under an award. Note, however, that the Patent and Trademark Amendments (35 U.S.C. Chapter 18), as implemented in §34.25, apply to inventions made under a research award.

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(2) After the end of the project period. If a grants officer anticipates that an award is likely to generate program income after the end of the project period, the grants officer should indicate in the award document whether the recipient will have any obligation to the Federal Government with respect to such income.
(c) If authorized by the terms and conditions of the award, costs incident to the generation of program income may be deducted from gross income to determine program income, provided these costs have not been charged to the award.
(d) Other than any program income excluded pursuant to paragraphs (b) and (c) of this section, program income earned during the project period shall be retained by the recipient and used in one or more of the following ways, as specified in program regulations or the terms and conditions of the award:

* Information removed pursuant to Confidentiality Request and filed separately with the Commission

(1) Added to funds committed to the project by the DoD Component and recipient and used to further eligible project or program objectives.
(2) Used to finance the non-Federal share of the project or program.
(3) Deducted from the total project or program allowable cost in determining the net allowable costs on which the Federal share of costs is based.
(e) If the terms and conditions of an award authorize the disposition of program income as described in paragraph (d)(1) or (d)(2) of this section, and stipulate a limit on the amounts that may be used in those ways, program income in excess of the stipulated limits shall be used in accordance with paragraph (d)(3) of this section.
(f) In the event that the terms and conditions of the award do not specify how program income is to be used, paragraph (d)(3) of this section shall apply automatically to all projects or programs except research. For awards that support research, paragraph (d)(1) of this section shall apply automatically unless the terms and conditions specify another alternative or the recipient is subject to special award conditions, as indicated in §34.4.
(g) Proceeds from the sale of property that is acquired, rather than fabricated, under an award are not program income and shall be handled in accordance with the requirements of the Property Standards (see §§34.20 through 34.25).

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§34.15 Revision of budget and program plans.
(a) The budget plan is the financial expression of the project or program as approved during the award process. It may include either the sum of the Federal and non-Federal shares, or only the Federal share, depending upon DoD Component requirements. It shall be related to performance for program evaluation purposes whenever appropriate.
(b) Recipients are required to report deviations from budget and program plans, and request prior approvals for budget and program plan revisions, in accordance with this section.
(c) Recipients shall immediately request, in writing, prior approval from the cognizant grants officer when there is reason to believe that within the next seven calendar days a programmatic or budgetary revision will be necessary for certain reasons, as follows:
(1) The recipient always must obtain the grants officer's prior approval when a revision is necessary for either of the following two reasons (i.e., these two requirements for prior approval may never be waived):
(i) A change in the scope or the objective of the project or program (even if there is no associated budget revision requiring prior written approval).
(ii) A need for additional Federal funding.
(2) The recipient must obtain the grants officer's prior approval when a revision is necessary for any of the following six reasons, unless the requirement for prior approval is waived in the terms and conditions of the award (i.e., if the award document is silent, these prior approvals are required):
(i) A change in a key person specified in the application or award document.
(ii) The absence for more than three months, or a 25 percent reduction in time devoted to the project, by the approved project director or principal investigator.
(iii) The inclusion of any additional costs that require prior approval in accordance with applicable cost principles for Federal funds and recipients' cost share or match, in §34.17 and §34.13, respectively.
(iv) The inclusion of pre-award costs. All such costs are incurred at the recipient's risk (i.e., the DoD
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Component is under no obligation to reimburse such costs if for any reason the recipient does not receive an award, or if the award is less than anticipated and inadequate to cover such costs).
(v) A "no-cost" extension of the project period that does not require additional Federal funds and does not change the approved objectives or scope of the project.

(vi) Any subaward, transfer or contracting out of substantive program performance under an award, unless described in the application and funded in the approved awards. This provision does not apply to the purchase of supplies, material, or general support services, except that procurement of equipment or other capital items of property always is subject to the grants officer's prior approval under §34.21(a), if it is to be purchased with Federal funds, or §34.13(a)(7), if it is to be used as cost sharing or matching.
(3) The recipient also must obtain the grants officer's prior approval when a revision is necessary for either of the following reasons, if specifically required in the terms and conditions of the award document (i.e., if the award document is silent, these prior approvals are not required):
(i) The transfer of funds among direct cost categories, functions and activities for awards in which the Federal share of the project exceeds $100,000 and the cumulative amount of such transfers exceeds or is expected to exceed 10 percent of the total budget as last approved by the DoD Component. No DoD Component shall permit a transfer that would cause any Federal appropriation or part thereof to be used for purposes other than those consistent with the original intent of the appropriation.
(ii) For awards that provide support for both construction and nonconstruction work, any fund or budget transfers between the two types of work supported.
(d) Within 30 calendar days from the date of receipt of the recipient's request for budget revisions, the grants officer shall review the request and notify the recipient whether the budget revisions have been approved. If the revision is still under consideration at the end of 30 calendar days, the grants officer shall inform the recipient in writing of the date when the recipient may expect the decision.

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§34.16 Audits.
(a) Any recipient that expends $500,000 or more in a year under Federal awards shall have an audit made for that year by an independent auditor, in accordance with paragraph (b) of this section. The audit generally should be made a part of the regularly scheduled, annual audit of the recipient's financial statements. However, it may be more economical in some cases to have the Federal awards separately audited, and a recipient may elect to do so, unless that option is precluded by award terms and conditions, or by Federal laws or regulations applicable to the program(s) under which the awards were made.
(b) The auditor shall determine and report on whether:
(1) The recipient has an internal control structure that provides reasonable assurance that it is managing Federal awards in compliance with Federal laws and regulations, and with the terms and conditions of the awards.
(2) Based on a sampling of Federal award expenditures, the recipient has complied with laws, regulations, and award terms that may have a direct and material effect on Federal awards.
(c) The recipient shall make the auditor's report available to DoD Components whose awards are affected.
(d) The requirement for an annual independent audit is intended to ascertain the adequacy of the recipient's internal financial management systems and to curtail the unnecessary duplication and overlap that usually results when Federal agencies request audits of individual awards on a routine basis. Therefore, a grants officer:
(1) Shall consider whether the independent audit satisfies his or her requirements, before requesting any additional audits; and
(2) When requesting an additional audit, shall:
(i) Limit the scope of such additional audit to areas not adequately addressed by the independent audit.
(ii) Coordinate the audit request with the Federal agency with the predominant fiscal interest in the recipient, as the agency responsible for the scheduling and distribution of audits. If DoD has the predominant fiscal **DoD Grant and Agreement Regulations, DoD 3210.6-R##**Change 5, Effective

8/27/2007 **34 – 19** interest in the recipient, the Defense Contract Management Command (DCMC) is responsible for monitoring audits, ensuring resolution of audit findings, and distributing audit reports. When an additional audit is requested and DoD has the predominant fiscal interest in the recipient, DCMC shall, to the extent practicable, ensure that the additional audit builds upon the independent audit or other audits performed in accordance with this section.

(e) There may be instances in which Federal auditors have recently performed audits, are performing audits, or are planning to perform audits, of a recipient. In these cases, the recipient and its Federal cognizant agency should seek to have the non-Federal, independent auditors work with the Federal auditors to develop a coordinated audit approach, to minimize duplication of audit work.

(f) Audit costs (including a reasonable allocation of the costs of the audit of the recipient's financial statement, based on the relative benefit to the Government and the recipient) are allowable costs of DoD awards.

§34.17 Allowable costs.

Allowability of costs shall be determined in accordance with the cost principles applicable to the type of entity incurring the costs, as follows:

(a) For-profit organizations. Allowability of costs incurred by for-profit organizations that are recipients of prime awards from DoD Components, and those that are subrecipients under prime awards to other organizations, is to be determined in accordance with:

(1) The for-profit cost principles in 48 CFR parts 31 and 231 (in the Federal Acquisition Regulation, or FAR, and the Defense Federal Acquisition Regulation Supplement, or DFARS, respectively).

(2) The supplemental information on allowability of audit costs, in §34.16(f).

(b) Other types of organizations. Allowability of costs incurred by other types of organizations that may be subrecipients under a prime award to a for-profit organization is determined as follows:

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(1) Institutions of higher education. Allowability is determined in accordance with OMB Circular A-21,3 " Cost Principles for Educational Institutions."

(2) Other nonprofit organizations. Allowability is determined in accordance with OMB Circular A-122,4 "Cost Principles for Non-Profit Organizations." Note that Attachment C of the Circular identifies selected nonprofit organizations for whom cost allowability is determined in accordance with the FAR cost principles for for-profit organizations.

(3) Hospitals. Allowability is determined in accordance with the provisions of 45 CFR part 74, Appendix E, "Principles for Determining Costs Applicable to Research and Development Under Grants and Contracts with Hospitals."

(4) Governmental organizations. Allowability for State, local, or federally recognized Indian tribal governments is determined in accordance with OMB Circular A-87,5 "Cost Principles for State and Local Governments."

§34.18 Fee and profit.

In accordance with 32 CFR 22.205(b), grants and cooperative agreements shall not:

(a) Provide for the payment of fee or profit to the recipient.

(b) Be used to carry out programs where fee or profit is necessary to achieving program objectives.

Property Standards

§34.20 Purpose of property standards.

Sections 34.21 through 34.25 set forth uniform standards for management, use, and disposition of property. DoD Components shall encourage recipients to use existing property-management

systems, to the extent that the systems meet these minimum requirements.

---

3 For copies of the Circular, contact the Office of Management and Budget, EOP Publications, 725 17th St. N.W., New Executive Office Building, Washington, D.C. 20503.
4 See footnote 3 to paragraph (b)(1) of this section.
5 See footnote 3 to paragraph (b)(1) of this section.

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§34.21 Real property and equipment.
(a) Prior approval for acquisition with Federal funds. Recipients may purchase real property or equipment in whole or in part with Federal funds under an award only with the prior approval of the grants officer.
(b) Title. Title to such real property or equipment shall vest in the recipient upon acquisition. Unless a statute specifically authorizes a DoD Component to vest title in the recipient without further obligation to the Government, and the DoD Component elects to do so, the title shall be a conditional title. Title shall vest in the recipient subject to the conditions that the recipient:
(1) Use the real property or equipment for the authorized purposes of the project until funding for the project ceases, or until the property is no longer needed for the purposes of the project.
(2) Not encumber the property without approval of the grants officer.
(3) Use and dispose of the property in accordance with paragraphs (d) and (e) of this section.
(c) Federal interest in real property or equipment offered as cost-share. A recipient may offer the full value of real property or equipment that is purchased with recipient's funds or that is donated by a third party to meet a portion of any required cost sharing or matching, subject to the prior approval requirement in §34.13(a)(7). If a recipient does so, the Government has a financial interest in the property, a share of the property value attributable to the Federal participation in the project. The property therefore shall be considered as if it had been acquired in part with Federal funds, and shall be subject to the provisions of paragraphs (b)(1), (b)(2) and (b)(3) of this section, and to the provisions of §34.23.
(d) Use. If real property or equipment is acquired in whole or in part with Federal funds under an award, and the award provides that title vests conditionally in the recipient, the real property or equipment is subject to the following:
(1) During the time that the real property or equipment is used on the project or program for which it was acquired, the recipient shall make it available for use on other projects or programs, if such other use will not interfere with the work on the project or program for which the real property or **DoD Grant and Agreement Regulations, DoD 3210.6-R##**Change 5, Effective 8/27/2007 **34 – 22** equipment was originally acquired. Use of the real property or equipment on other projects will be in the following order of priority:
(i) Activities sponsored by DoD Components' grants, cooperative agreements, or other assistance awards;
(ii) Activities sponsored by other Federal agencies' grants, cooperative agreements, or other assistance awards;
(iii) Activities under Federal procurement contracts, or activities not sponsored by any Federal agency. If so used, use charges shall be assessed to those activities. For real property or equipment, the use charges shall be at rates equivalent to those for which comparable real property or equipment may be leased. The use charges shall be treated as program income.

(2) After Federal funding for the project ceases, or when the real property or equipment is no longer needed for the purposes of the project, the recipient may use the real property or equipment for other projects, insofar as:
(i) There are Federally sponsored projects for which the real property or equipment may be used. If the only use for the real property or equipment is for projects that have no Federal sponsorship, the recipient shall proceed with disposition of the real property or equipment, in accordance with paragraph (e) of this section.
(ii) The recipient obtains written approval from the grants officer to do so. The grants officer shall ensure that there is a formal change of accountability for the real property or equipment to a currently funded, Federal award.
(iii) The recipient's use of the real property or equipment for other projects is in the same order of priority as described in paragraph (d)(1) of this section.
(e) Disposition. (1) When an item of real property or equipment is no longer needed for Federally sponsored projects, the recipient shall proceed as follows:
(i) If the property that is no longer needed is equipment (rather than real property), the recipient may wish to replace it with an item that is needed currently for the project. In that case, the recipient may use the original equipment as trade-in or sell it and use the proceeds to offset the costs of the replacement equipment, subject to the approval **DoD Grant and Agreement Regulations, DoD 3210.6-R#** #Change 5, Effective 8/27/2007 **34 – 23** of the responsible agency (i.e., the DoD Component or the Federal agency to which the DoD Component delegated responsibility for administering the equipment).
(ii) The recipient may elect to retain title, without further obligation to the Federal Government, by compensating the Federal Government for that percentage of the current fair market value of the real property or equipment that is attributable to the Federal participation in the project.
(iii) If the recipient does not elect to retain title to real property or equipment (see paragraph (e)(1)(ii) of this section), or request approval to use equipment as trade-in or offset for replacement equipment (see paragraph (e)(1)(i) of this section), the recipient shall request disposition instructions from the responsible agency.
(2) If a recipient requests disposition instructions, in accordance with paragraph (e)(1)(iii) of this section, the responsible grants officer shall:
(i) For equipment (but not real property), consult with the Federal program manager and judge whether the age and nature of the equipment warrant a screening procedure, to determine whether the equipment is useful to a DoD Component or other Federal agency. If a screening procedure is warranted, the responsible agency shall determine whether the equipment can be used to meet a DoD Component's requirement. If no DoD requirement is found, the responsible agency shall report the availability of the equipment to the General Services Administration, to determine whether a requirement for the equipment exists in other Federal agencies.
(ii) For either real property or equipment, issue instructions to the recipient for disposition of the property no later than 120 calendar days after the recipient's request. The grants officer's options for disposition are to direct the recipient to:
(A) Transfer title to the real property or equipment to the Federal Government or to an eligible third party provided that, in such cases, the recipient shall be entitled to compensation for its attributable percentage of the current fair market value of the real property or equipment, plus any reasonable shipping or interim storage costs incurred. If title is transferred to the Federal Government, it shall be subject thereafter to provisions for Federally owned property in §34.22.

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(B) Sell the real property or equipment and pay the Federal Government for that percentage of the current

* Information removed pursuant to Confidentiality Request and filed separately with the Commission

fair market value of the property that is attributable to the Federal participation in the project (after deducting actual and reasonable selling and fix-up expenses, if any, from the sale proceeds). When the recipient is authorized or required to sell the real property or equipment, proper sales procedures shall be established that provide for competition to the extent practicable and result in the highest possible return.
(3) If the responsible agency fails to issue disposition instructions within 120 calendar days of the recipient's request, as described in paragraph (c)(2)(ii) of this section, the recipient shall dispose of the real property or equipment through the option described in paragraph (c)(2)(ii)(B) of this section.

§34.22 Federally owned property.
(a) Annual inventory. Recipients shall submit annually an inventory listing of all Federally owned property in their custody (property furnished by the Federal Government, rather than acquired by the recipient with Federal funds under the award), to the DoD Component or other Federal agency responsible for administering the property under the award.
(b) Use on other activities. (1) Use of federally owned property on other activities is permissible, if authorized by the DoD Component responsible for administering the award to which the property currently is charged.
(2) Use on other activities will be in the following order of priority:
(i) Activities sponsored by DoD Components' grants, cooperative agreements, or other assistance awards;
(ii) Activities sponsored by other Federal agencies' grants, cooperative agreements, or other assistance awards;
(iii) Activities under Federal procurement contracts, or activities not sponsored by any Federal agency. If so used, use charges shall be assessed to those activities. For real property or equipment, the use charges shall be at rates equivalent to those for which comparable real property or equipment may be leased. The use charges shall be treated as program income.

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(c) Disposition of property. Upon completion of the award, the recipient shall report the property to the responsible agency. The agency may:
(1) Use the property to meet another Federal Government need (e.g, by transferring accountability for the property to another Federal award to the same recipient, or by directing the recipient to transfer the property to a Federal agency that needs the property, or to another recipient with a currently funded award).
(2) Declare the property to be excess property and either:
(i) Report the property to the General Services Administration, in accordance with the Federal Property and Administrative Services Act of 1949 (40 U.S.C. 483(b)(2)), as implemented by General Services Administration regulations at 41 CFR 101-47.202; or
(ii) Dispose of the property by alternative methods, if there is statutory authority to do so (e.g., DoD Components are authorized by 15 U.S.C. 3710(i), the Federal Technology Transfer Act, to donate research equipment to educational and nonprofit organizations for the conduct of technical and scientific education and research activities. Such donations shall be in accordance with the DoD implementation of E.O. 12999 (3 CFR, 1996 Comp., p. 180), "Educational Technology: Ensuring Opportunity for All Children in the Next Century," as applicable.) Appropriate instructions shall be issued to the recipient by the responsible agency.

§34.23 Property management system.
The recipient's property management system shall include the following, for property that is Federally owned, and for equipment that is acquired in whole or in part with Federal funds, or that is used as matching share:

* Information removed pursuant to Confidentiality Request and filed separately with the Commission

(a) Property records shall be maintained, to include the following information:
(1) A description of the property.
(2) Manufacturer's serial number, model number, Federal stock number, national stock number, or any other identification number.
(3) Source of the property, including the award number.

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(4) Whether title vests in the recipient or the Federal Government.
(5) Acquisition date (or date received, if the property was furnished by the Federal Government) and cost.
(6) Information from which one can calculate the percentage of Federal participation in the cost of the property (not applicable to property furnished by the Federal Government).
(7) The location and condition of the property and the date the information was reported.
(8) Ultimate disposition data, including date of disposal and sales price or the method used to determine current fair market value where a recipient compensates the Federal Government for its share.
(b) Federally owned equipment shall be marked, to indicate Federal ownership.
(c) A physical inventory shall be taken and the results reconciled with the property records at least once every two years. Any differences between quantities determined by the physical inspection and those shown in the accounting records shall be investigated to determine the causes of the difference. The recipient shall, in connection with the inventory, verify the existence, current utilization, and continued need for the property.
(d) A control system shall be in effect to insure adequate safeguards to prevent loss, damage, or theft of the property. Any loss, damage, or theft of property shall be investigated and fully documented; if the property was owned by the Federal Government, the recipient shall promptly notify the Federal agency responsible for administering the property.
(e) Adequate maintenance procedures shall be implemented to keep the property in good condition.

§34.24 Supplies.
(a) Title shall vest in the recipient upon acquisition for supplies acquired with Federal funds under an award.
(b) Upon termination or completion of the project or program, the recipient shall retain any unused supplies. If the inventory of unused supplies exceeds $5,000 in total aggregate value and the items are not needed for any other Federally sponsored project or program, the recipient shall retain the **DoD Grant and Agreement Regulations, DoD 3210.6-R**##Change 5, Effective 8/27/2007 **34 – 27** items for use on non-Federal sponsored activities or sell them, but shall, in either case, compensate the Federal Government for its share.

§34.25 Intellectual property developed or produced under awards.
(a) Patents. Grants and cooperative agreements with:
(1) Small business concerns shall comply with 35 U.S.C. Chapter 18, as implemented by 37 CFR part 401, which applies to inventions made under grants and cooperative agreements with small business concerns for research and development. 37 CFR 401.14 provides a standard clause that is required in such grants and cooperative agreements in most cases, 37 CFR 401.3 specifies when the clause shall be included, and 37 CFR 401.5 specifies how the clause may be modified and tailored.
(2) For-profit organizations other than small business concerns shall comply with 35 U.S.C. 210(c) and Executive Order 12591 (3 CFR, 1987 Comp., p. 220) (which codifies a Presidential Memorandum on Government Patent Policy, dated February 18, 1983).
(i) The Executive order states that, as a matter of policy, grants and cooperative agreements should grant

* Information removed pursuant to Confidentiality Request and filed separately with the Commission

to all for-profit organizations, regardless of size, title to patents made in whole or in part with Federal funds, in exchange for royalty-free use by or on behalf of the Government (i.e., it extends the applicability of 35 U.S.C. Chapter 18, to the extent permitted by law, to for-profit organizations other than small business concerns).

(ii) 35 U.S.C. 210(c) states that 35 U.S.C. Chapter 18 is not intended to limit agencies' authority to agree to the disposition of rights in inventions in accordance with the Presidential memorandum codified by the Executive order. It also states that such grants and cooperative agreements shall provide for Government license rights required by 35 U.S.C. 202(c)(4) and march-in rights required by 35 U.S.C. 203.

(b) Copyright, data and software rights. Requirements concerning data and software rights are as follows:

(1) The recipient may copyright any work that is subject to copyright and was developed under an award. DoD Components reserve a royalty-free, nonexclusive and irrevocable right to reproduce, publish, or otherwise use the work for Federal purposes, and to authorize others to do so.

(2) Unless waived by the DoD Component making the award, the Federal Government has the right to:

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(i) Obtain, reproduce, publish or otherwise use for Federal Government purposes the data first produced under an award.

(ii) Authorize others to receive, reproduce, publish, or otherwise use such data for Federal purposes.

Procurement Standards

§34.30 Purpose of procurement standards.

Section 34.31 sets forth requirements necessary to ensure:

(a) Compliance of recipients' procurements that use Federal funds with applicable Federal statutes and executive orders.

(b) Proper stewardship of Federal funds used in recipients' procurements.

§34.31 Requirements.

The following requirements pertain to recipients' procurements funded in whole or in part with Federal funds or with recipients' cost-share or match:

(a) Reasonable cost. Recipients procurement procedures shall make maximum practicable use of competition, or shall use other means that ensure reasonable cost for procured goods and services.

(b) Pre-award review of certain procurements. Prior to awarding a procurement contract under an award, a recipient may be required to provide the grants officer administering the award with pre-award documents (e.g., requests for proposals, invitations for bids, or independent cost estimates) related to the procurement. Recipients will only be required to provide such documents for the grants officer's pre-award review in exceptional cases where the grants officer judges that there is a compelling need to do so. In such cases, the grants officer must include a provision in the award that states the requirement.

(c) Contract provisions. (1) Contracts in excess of the simplified acquisition threshold shall contain contractual provisions or conditions that allow for administrative, contractual, or legal remedies in instances in which a contractor violates or breaches the contract terms, and provide for such remedial actions as may be appropriate.

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(2) All contracts in excess of the simplified acquisition threshold shall contain suitable provisions for termination for default by the recipient or for termination due to circumstances beyond the control of the contractor.

(3) All negotiated contracts in excess of the simplified acquisition threshold shall include a provision permitting access of the Department of Defense, the Comptroller General of the United States, or any of their duly authorized representatives, to any books, documents, papers, and records of the contractor that are directly pertinent to a specific program, for the purpose of making audits, examinations, excerpts, and

* Information removed pursuant to Confidentiality Request and filed separately with the Commission

transcriptions.
(4) All contracts, including those for amounts less than the simplified acquisition threshold, awarded by recipients and their contractors shall contain the procurement provisions of Appendix A to this part, as applicable.

Reports and Records
§34.40 Purpose of reports and records.
Sections 34.41 and 34.42 prescribe requirements for monitoring and reporting financial and program performance and for records retention.

§34.41 Monitoring and reporting program and financial performance.
Grants officers may use the provisions of 32 CFR 32.51 and 32.52 for awards to for-profit organizations, or may include equivalent technical and financial reporting requirements that ensure reasonable oversight of the expenditure of appropriated funds. As a minimum, equivalent requirements must include:
(a) Periodic reports (at least annually, and no more frequently than quarterly) addressing both program status and business status, as follows:
(1) The program portions of the reports must address progress toward achieving program performance goals, including current issues, problems, or developments.
(2) The business portions of the reports shall provide summarized details on the status of resources (federal funds and non-federal cost sharing or matching), including an accounting of expenditures for the period covered by the report. The report should compare the resource status with any payment and
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expenditure schedules or plans provided in the original award; explain any major deviations from those schedules; and discuss actions that will be taken to address the deviations.
(3) When grants officers previously authorized advance payments, pursuant to §34.12(a)(2), they should consult with the program official and consider whether program progress reported in the periodic report, in relation to reported expenditures, is sufficient to justify continued authorization of advance payments.
(b) Unless inappropriate, a final performance report that addresses all major accomplishments under the award.

§34.42 Retention and access requirements for records.
(a) This section sets forth requirements for records retention and access to records for awards to recipients.
(b) Financial records, supporting documents, statistical records, and all other records pertinent to an award shall be retained for a period of three years from the date of submission of the final expenditure report. The only exceptions are the following:
(1) If any litigation, claim, or audit is started before the expiration of the 3-year period, the records shall be retained until all litigation, claims or audit findings involving the records have been resolved and final action taken.
(2) Records for real property and equipment acquired with Federal funds shall be retained for 3 years after final disposition.
(3) When records are transferred to or maintained by the DoD Component that made the award, the 3-year retention requirement is not applicable to the recipient.
(4) Indirect cost rate proposals, cost allocations plans, and related records, for which retention requirements are specified in §34.42(g).
(c) Copies of original records may be substituted for the original records if authorized by the grants officer.

[redacted] *

(d) The grants officer shall request that recipients transfer certain records to DoD Component custody when he or she determines that the records possess long term retention value. However, in order to avoid duplicate recordkeeping, a grants **DoD Grant and Agreement Regulations, DoD 3210.6-R**##Change 5, Effective 8/27/2007 **34 – 31** officer may make arrangements for recipients to retain any records that are continuously needed for joint use.

(e) DoD Components, the Inspector General, Comptroller General of the United States, or any of their duly authorized representatives, have the right of timely and unrestricted access to any books, documents, papers, or other records of recipients that are pertinent to the awards, in order to make audits, examinations, excerpts, transcripts and copies of such documents. This right also includes timely and reasonable access to a recipient's personnel for the purpose of interview and discussion related to such documents. The rights of access in this paragraph are not limited to the required retention period, but shall last as long as records are retained.

(f) Unless required by statute, no DoD Component shall place restrictions on recipients that limit public access to the records of recipients that are pertinent to an award, except when the DoD Component can demonstrate that such records shall be kept confidential and would have been exempted from disclosure pursuant to the Freedom of Information Act (5 U.S.C. 552) if the records had belonged to the DoD Component making the award.

(g) Indirect cost proposals, cost allocation plans, and other cost accounting documents (such as documents related to computer usage chargeback rates), along with their supporting records, shall be retained for a 3-year period, as follows:

(1) If a recipient is required to submit an indirect-cost proposal, cost allocation plan, or other computation to the cognizant Federal agency, for purposes of negotiating an indirect cost rate or other rates, the 3-year retention period starts on the date of the submission. This retention requirement also applies to subrecipients submitting similar documents for negotiation to the recipient.

(2) If the recipient or the subrecipient is not required to submit the documents or supporting records for negotiating an indirect cost rate or other rates, the 3-year retention period for the documents and records starts at the end of the fiscal year (or other accounting period) covered by the proposal, plan, or other computation.

(h) If the information described in this section is maintained on a computer, recipients shall retain the computer data on a reliable medium for the time periods prescribed. Recipients may transfer computer data in machine readable form from one reliable computer medium to another. Recipients' computer data retention and transfer procedures shall maintain the integrity, reliability, and security of the original computer data. Recipients shall also maintain an audit trail describing **DoD Grant and Agreement Regulations, DoD 3210.6-R**##Change 5, Effective 8/27/2007 **34 – 32** the data transfer. For the record retention time periods prescribed in this section, recipients shall not destroy, discard, delete, or write over such computer data.

Termination and Enforcement

§34.50 Purpose of termination and enforcement.

Sections 34.51 through 34.53 set forth uniform procedures for suspension, termination, enforcement, and disputes.

§34.51 Termination.

(a) Awards may be terminated in whole or in part only in accordance with one of the following:

(1) By the grants officer, if a recipient materially fails to comply with the terms and conditions of an award.

(2) By the grants officer with the consent of the recipient, in which case the two parties shall agree upon the termination conditions, including the effective date and, in the case of partial termination, the portion to be terminated.

(3) By the recipient upon sending to the grants officer written notification setting forth the reasons for such termination, the effective date, and, in the case of partial termination, the portion to be terminated. The recipient must provide such notice at least 30 calendar days prior to the effective date of the termination. However, if the grants officer determines in the case of partial termination that the reduced or modified portion of the award will not accomplish the purposes for which the award was made, he or she may terminate the award in its entirety.

(b) If costs are allowed under an award, the responsibilities of the recipient referred to in §34.61(b), including those for property management as applicable, shall be considered in the termination of the award, and provision shall be made for continuing responsibilities of the recipient after termination, as appropriate.

§34.52 Enforcement.

(a) Remedies for noncompliance. If a recipient materially fails to comply with the terms and conditions of an award, whether stated in a Federal statute, regulation, assurance, **DoD Grant and Agreement Regulations, DoD 3210.6-R**##Change 5, Effective 8/27/2007 **34 – 33** application, or notice of award, the grants officer may, in addition to imposing any of the special conditions outlined in §34.4, take one or more of the following actions, as appropriate in the circumstances:

(1) Temporarily withhold cash payments pending correction of the deficiency by the recipient or more severe enforcement action by the grants officer and DoD Component.

(2) Disallow (that is, deny both use of funds and any applicable matching credit for) all or part of the cost of the activity or action not in compliance.

(3) Wholly or partly suspend or terminate the current award. In the case of termination, the recipient will be reimbursed for allowable costs incurred prior to termination, with the possible exception of those for activities and actions described in paragraph (a)(2) of this section.

(4) Withhold further awards for the project or program.

(5) Take other remedies that may be legally available.

(b) Hearings and appeals. In taking an enforcement action, the grants officer and DoD Component shall provide the recipient an opportunity for hearing, appeal, or other administrative proceeding to which the recipient is entitled under any statute or regulation applicable to the action involved (see §34.53 and 32 CFR 22.815).

(c) Effects of suspension and termination. Costs of a recipient resulting from obligations incurred by the recipient during a suspension or after termination of an award are not allowable unless the grants officer expressly authorizes them in the notice of suspension or termination or subsequently. Other recipient costs during suspension or after termination which are necessary and not reasonably avoidable are allowable if the costs:

(1) Result from obligations which were properly incurred by the recipient before the effective date of suspension or termination, are not in anticipation of it, and in the case of a termination, are noncancellable; and
(2) Would be allowable if the award were not suspended or expired normally at the end of the funding period in which the termination takes effect.

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(d) Relationship to debarment and suspension. The enforcement remedies identified in this section, including suspension and termination, do not preclude a recipient from being subject to debarment and suspension under 2 CFR part 1125.

§34.53 Disputes and appeals.
Recipients have the right to appeal certain decisions by grants officers. In resolving such issues, DoD policy is to use Alternative Dispute Resolution (ADR) techniques, to the maximum practicable extent. See 32 CFR 22.815 for standards for DoD Components' dispute resolution and formal, administrative appeal procedures.

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SUBPART C-After-the-Award Requirements
§34.60 Purpose.
Sections 34.61 through 34.63 contain procedures for closeout and for subsequent disallowances and adjustments.

§34.61 Closeout procedures.
(a) The cognizant grants officer shall, at least six months prior to the expiration date of the award, contact the recipient to establish:
(1) All steps needed to close out the award, including submission of financial and performance reports, liquidation of obligations, and decisions on property disposition.
(2) A schedule for completing those steps.
(b) The following provisions shall apply to the closeout:
(1) The responsible grants officer and payment office shall expedite completion of steps needed to close out awards and make prompt, final payments to a recipient for allowable reimbursable costs under the award being closed out.
(2) The recipient shall promptly refund any unobligated balances of cash that the DoD Component has advanced or paid and that is not authorized to be retained by the recipient for use in other projects. For unreturned amounts that become delinquent debts, see 32 CFR 22.820.
(3) When authorized by the terms and conditions of the award, the grants officer shall make a settlement for any upward or downward adjustments to the Federal share of costs after closeout reports are received.
(4) The recipient shall account for any real property and personal property acquired with Federal funds or received from the Federal Government in accordance with §§34.21 through 34.25.
(5) If a final audit is required and has not been performed prior to the closeout of an award, the DoD Component shall retain the right to recover an appropriate amount after fully considering the recommendations on disallowed costs resulting from the final audit.

[redacted] *

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§34.62 Subsequent adjustments and continuing responsibilities.
(a) The closeout of an award does not affect any of the following:
(1) The right of the Department of Defense to disallow costs and recover funds on the basis of a later audit or other review.
(2) The obligation of the recipient to return any funds due as a result of later refunds, corrections, or other transactions.
(3) Audit requirements in §34.16.
(4) Property management requirements in §§34.21 through 34.25.
(5) Records retention as required in §34.42.
(b) After closeout of an award, a relationship created under an award may be modified or ended in whole or in part with the consent of the grants officer and the recipient, provided the responsibilities of the recipient referred to in §34.61(a), including those for property management as applicable, are considered and provisions made for continuing responsibilities of the recipient, as appropriate.

§34.63 Collection of amounts due.
Any funds paid to a recipient in excess of the amount to which the recipient is finally determined to be entitled under the terms and conditions of the award constitute a debt to the Federal Government. Procedures for issuing the demand for payment and pursuing administrative offset and other remedies are described in 32 CFR 22.820.

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Appendix A to Part 34 - Contract Provisions
All contracts awarded by a recipient, including those for amounts less than the simplified acquisition threshold, shall contain the following provisions as applicable:
1. Equal Employment Opportunity - All contracts shall contain a provision requiring compliance with E.O. 11246 (3 CFR, 1964-1965 Comp., p. 339), "Equal Employment Opportunity," as amended by E.O. 11375 (3 CFR, 1966-1970 Comp., p. 684), "Amending Executive Order 11246 Relating to Equal Employment Opportunity," and as supplemented by regulations at 41 CFR chapter 60, "Office of Federal Contract Compliance Programs, Equal Employment Opportunity, Department of Labor."
2. Copeland "Anti-Kickback" Act (18 U.S.C. 874 and 40 U.S.C. 276c) - All contracts and subawards in excess of $2000 for construction or repair awarded by recipients and subrecipients shall include a provision for compliance with the Copeland "Anti-Kickback" Act (18 U.S.C. 874), as supplemented by Department of Labor regulations (29 CFR part 3, "Contractors and Subcontractors on Public Building or Public Work Financed in Whole or in Part by Loans or Grants from the United States"). The Act provides that each contractor or subrecipient shall be prohibited from inducing, by any means, any person employed in the construction, completion, or repair of public work, to give up any part of the compensation to which he is otherwise entitled. The recipient shall report all suspected or reported violations to the responsible DoD Component.
3. Contract Work Hours and Safety Standards Act (40 U.S.C. 327-333) - Where applicable, all contracts awarded by recipients in excess of $100,000 for construction and other purposes that involve the employment of mechanics or laborers shall include a provision for compliance with Sections 102 and 107 of the Contract Work Hours and Safety Standards Act (40 U.S.C. 327-333), as supplemented by Department of Labor regulations (29 CFR part 5). Under Section 102 of the Act, each contractor shall be required to compute the wages of every mechanic and laborer on the basis of a standard work week of 40 hours. Work in excess of the standard work week is permissible provided that the worker is compensated at a rate of not less than 1 1/2 times the basic rate of pay for all hours worked in excess of 40 hours in the work week. Section 107 of the Act is applicable to construction work and provides that no laborer or mechanic shall be required to work in surroundings or under working conditions which are

unsanitary, hazardous or dangerous. These requirements do not apply to the purchases of supplies or materials or articles ordinarily available on the open market, or contracts for transportation or transmission of intelligence.

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4. Rights to Inventions Made Under a Contract, Grant or Cooperative Agreement - Contracts, grants, or cooperative agreements for the performance of experimental, developmental, or research work shall provide for the rights of the Federal Government and the recipient in any resulting invention in accordance with 37 CFR part 401, "Rights to Inventions Made by Nonprofit Organizations and Small Business Firms Under Government Grants, Contracts and Cooperative Agreements."
5. Clean Air Act (42 U.S.C. 7401 et seq.) and the Federal Water Pollution Control Act (33 U.S.C. 1251 et seq.), as amended - Contracts and subawards of amounts in excess of $100,000 shall contain a provision that requires the recipient to agree to comply with all applicable standards, orders or regulations issued pursuant to the Clean Air Act (42 U.S.C. 7401 et seq.) and the Federal Water Pollution Control Act as amended (33 U.S.C. 1251 et seq.). Violations shall be reported to the responsible DoD Component and the Regional Office of the Environmental Protection Agency (EPA).
6. Byrd Anti-Lobbying Amendment (31 U.S.C. 1352) – Contractors who apply or bid for an award of $100,000 or more shall file the required certification. Each tier certifies to the tier above that it will not and has not used Federal appropriated funds to pay any person or organization for influencing or attempting to influence an officer or employee of any agency, a member of Congress, officer or employee of Congress, or an employee of a member of Congress in connection with obtaining any Federal contract, grant or any other award covered by 31 U.S.C. 1352. Each tier shall also disclose any lobbying with non-Federal funds that takes place in connection with obtaining any Federal award. Such disclosures are forwarded from tier to tier up to the recipient.
7. Debarment and Suspension (E.O.s 12549 and 12689) – A contract award with an amount expected to equal or exceed $25,000 and certain other contract awards (see 2 CFR 1125.220, which implements OMB guidance at 2 CFR 180.220) shall not be made to parties listed on the Governmentwide Excluded Parties List System, in accordance with the DoD adoption at 2 CFR part 1125 of the OMB guidance implementing E.O.s 12549 (3 CFR, 1986 Comp., p. 189) and 12689 (3 CFR, 1989 Comp., p. 235), "Debarment and Suspension." The Excluded Parties List System accessible on the Internet at www.epls.gov contains the names of parties debarred, suspended, or otherwise excluded by agencies, as well as parties declared ineligible under statutory or regulatory authority other than E.O. 12549.